Exhibit 99.1

Trikon Technologies, Inc. Ringland Way, Newport, NP18 2TA, United Kingdom.

Press Release

TRIKON TECHNOLOGIES REPORTS RESULTS FOR SECOND QUARTER 2004

NEWPORT, Wales, United Kingdom, July 29, 2004 — Trikon Technologies, Inc. (Nasdaq: TRKN) today reported results for its fiscal second quarter ended June 30, 2004.

“I am pleased to be able to report the highest quarterly revenue since the fourth quarter of fiscal 2002 and the highest quarterly order level at $13.6 million since the fourth quarter of fiscal 2000,” said Dr. John Macneil, Chief Executive Officer. “This order and revenue growth has exceeded our expectations and has been achieved from repeat business from our large installed base and from the development of new technologies for emerging applications.”

Revenues for the quarter were $10.2 million, an increase of 69 percent on $6.0 million for the second quarter of 2003, and an increase of 50 percent on $6.8 million for the first quarter of 2004. Revenues for the six months ended June 30, 2004 were $17.0 million, an increase of 52% on the comparable revenue of $11.1 million for the six month period in the prior year. The book to bill ratio for the quarter increased to 1.34:1.

Operating loss for the quarter was $4.5 million, smaller by 48 percent compared to an operating loss of $8.5 million for the second quarter of 2003 and 30 percent compared to the $6.5 million for the first quarter of 2004. For the six-month period ended June 30, 2004 the operating loss was $11.0 million compared to $15.6 million in the six months ended June 30, 2003.

Net loss applicable to common shares for the quarter was $4.7 million, or $0.30 per share, compared to a net loss of $8.1 million, or $0.60 per share in the second quarter of the prior year and $5.9 million, or $0.37 per share for the first quarter of 2004. Net loss applicable to common shares for the six-month period ended June 30, 2004 was $10.6 million or $0.67 per share, compared to a net loss of $15.4 million, or $1.17 per share in the six-month period ended June 30, 2003.

Revenue deferred under our revenue recognition policy decreased to $2.2 million at June 30, 2004 compared to $5.8 million at December 31, 2003.

“During the second quarter we set a target for lowering annual operating expenses by approximately $4.0 to $4.5 million including a reduction in the number of employees,” said Bill Chappell, Chief Financial Officer. “These cost reduction measures have now been successfully implemented and the costs related to the workforce reduction of $925,000, or $0.06 per share, have been included in operating losses for the three and six-month period ended June 30, 2004.”

John Macneil continued, “Trikon has a history of innovation and a broad range of capabilities in both etch and the deposition of both dielectrics and metals. We are continuing to refocus our efforts into applications where new equipment and processes are required by customers in the short-term, while continuing to develop our advanced flowfill and low-k dielectric technologies for the longer term. This focus provides us with confidence in the sales environment for Trikon and, when combined with the benefits of the cost reduction steps completed in the second quarter, provides us with the drivers to achieve our key goal of returning Trikon to profitability.”

Trikon also reported that Dr. Macneil has been appointed President and Chief Executive Officer on a permanent basis. Dr. Dobson, Trikon’s Chairman said, “The Board of Directors have been impressed with the improvements in the Company’s performance since his appointment on an acting basis and we are confident that he has the ability and desire to lead Trikon in the challenges that face the Company. We are pleased to confirm his appointment.”

Investor Conference Call and Webcast

There will be a conference call at 10:30 am New York time today, hosted by Dr. John Macneil, President and CEO to discuss the results for the second quarter ended June 30, 2004 and the outlook for the third quarter and full year of 2004. A live and subsequently recorded audio webcast of the call will be available at www.trikon.com.

About Trikon Technologies

Trikon Technologies is a leading provider of wafer fabrication equipment and services to the global semiconductor industry. Trikon develops and manufactures advanced capital equipment for plasma etching and chemical and physical vapor deposition (CVD and PVD) of thin films for use in the production of semiconductor devices. These are key components in most advanced electronic products, such as telecommunication devices, consumer and industrial electronics and computers. More information is available on the internet at: www.trikon.com.

Trikon Technologies Contacts

Corporate contact:

Bill Chappell

+44 (0) 1633-414192 bill.chappell@trikon.com

US Investor Relations contact:

Kevin Kirkeby at The Global Consulting Group

+1 646-284 -9416 kkirkeby@hfgcg.com

Marketing Publicity Manager:

Katrina Bomont

+44 (0) 1633 414030 Katrina.bomont@trikon.com

”Safe Harbor” Statement Under the Private Securities Litigation Act of 1995: This news release contains certain forward-looking statements that include, without limitation, statements by Dr. Macneil and Bill Chappell about Trikon’s expectations regarding the future sales environment and ability to refocus efforts into new applications, confidence in the sales environment and Trikon’s expectation to return to profitability. These forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially, including, but not limited to the economic conditions within the semiconductor capital equipment industry, demand for Trikon’s products and services, Trikon’s ability to continue to comply with its bank covenants, and possible changes in the company’s strategy. Additional factors that may cause actual results to differ are included in the more detailed cautionary statements included in the company’s SEC reports, including, without limitation, its annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

-Tables Follow-

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	June 30, 2004	December 31, 2003
	(Unaudited)
Assets
Current assets :
Cash and cash equivalents	$22,253	$31,646
Accounts receivable, net	8,756	11,287
Inventories, net	15,657	15,257
Prepaid and other current assets	2,568	4,855

Total current assets	49,234	63,045

Property, equipment and leasehold improvements, net	15,127	16,896
Demonstration systems, net	2,501	2,814
Other assets	382	374

Total assets	$67,244	$83,129

Liabilities and shareholders’ equity
Current liabilities:
Short term borrowing	$9,050	$—
Accounts payable and accrued expenses	6,318	5,785
Current portion of long-term debt	334	11,736
Deferred revenue	2,240	5,803
Other current liabilities	2,192	2,635
Accrued expenses	1,963	1,399
Warranty and related expenses	1,055	1,285

Total current liabilities	23,152	28,643

Long-term debt less current portion	71	188
Other non-current liabilities	835	928

	$24,058	$29,759

Shareholders’ equity:
Preferred Stock:
Authorized shares — 20,000,000 Issued and outstanding — Nil at June 30, 2004 and December 31, 2003	—	—
Common Stock, $0.001 par value:
Authorized shares — 50,000,000 Issued and outstanding — 15,750,410 at June 30, 2004 and 15,635,888 at December 31, 2003	261,411	261,217
Accumulated other comprehensive loss	2,050	1,833
Accumulated deficit	(220,275)	(209,680)

Total shareholders’ equity	43,186	53,370

Total liabilities and shareholders’ equity	$67,244	$83,129

Trikon Technologies, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(In thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	June 30, 2004	June 30, 2003	June 30, 2004	June 30, 2003
Revenues:
Product revenues	$10,106	5,967	$16,844	11,071
License revenues	66	49	109	49

	10,172	6,016	16,953	11,120

Costs and expenses:
Cost of goods sold	7,549	4,804	12,892	9,144
Research and development	2,304	2,323	4,845	4,641
Selling, general and administrative	4,784	5,420	10,179	10,220
Settlement of pension liabilities and related expenses	—	2,017	—	2,723

	14,637	14,564	27,916	26,728

Loss from operations	(4,465)	(8,548)	(10,963)	(15,608)
Foreign currency (losses) gains	(264)	433	359	155
Interest income, net	63	112	129	210

Loss before income tax charge	(4,666)	(8,003)	(10,475)	(15,243)
Income tax charge	55	134	120	158

Net loss	$(4,721)	(8,137)	$(10,595)	(15,401)

Loss per share data:

Basic:	$(0.30)	(0.60)	$(0.67)	(1.17)
Diluted:	$(0.30)	(0.60)	$(0.67)	(1.17)
Weighted average common shares used in the calculation:

Basic:	15,745	13,494	15,723	13,187
Diluted:	15,745	13,494	15,723	13,187